FOR:	International Speedway Corporation
CONTACT:	Charles N. Talbert Senior Director, Investor and Corporate Communications (386) 681-4281

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE THIRD QUARTER OF FISCAL 2013

DAYTONA BEACH, Fla. - October 3, 2013 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal third quarter ended August 31, 2013.
“We remain encouraged with our quarter and year-to-date financial results; generating increased total revenue for the periods,” stated ISC Chief Executive Officer Lesa France Kennedy. “Adjusting for comparable events, our attendance revenue, which has been our principal risk, was down less than one percent for the quarter delivering results within our range of expectations and showing further signs of stabilization in our business.
“Also during the quarter, we realized a number of significant objectives that puts ISC in a much stronger position for the long-term. NASCAR signed the largest broadcast rights deals in the sport's 65-year history, providing ISC contracted revenue through 2024. With broadcast revenue representing our largest revenue source, almost 50 percent of total revenue, having this visibility through 2024 places us in an enviable position compared to other industries and will provide us unparalleled long-term cash flow.
“We also finalized the sale of our Staten Island property that will provide ISC with incremental cash flow of roughly $118.0 million over the next several years while eliminating approximately $4.0 million of annual carrying costs. This sale puts us in a strong position to balance the ongoing capital needs of our business with ancillary growth opportunities, such as the recently announced ONE DAYTONA project. We envision this proposed mixed-use and entertainment destination located directly across from Daytona International Speedway will become a vibrant and exciting upscale year-round destination.
“Also during the quarter, we had one of the most exciting groundbreaking ceremonies in recent memory to launch DAYTONA Rising. Today, the redevelopment of Daytona International Speedway is moving forward on time and on budget. This historic step will ensure the Speedway remains the unrivaled pinnacle of motorsports entertainment facilities for years to come.
“We are confident that elevating the fan experience at the most important motorsports facility in North America will enhance the DAYTONA 500 brand, our 12 other major motorsports facilities' brands and NASCAR's brand. And, ultimately we expect it will influence attendance trends, corporate involvement in the sport and the long-term strength of future broadcast media rights revenues.”
Third Quarter Comparison
Total revenue for the third quarter ended August 31, 2013 was approximately $117.0 million, compared to revenue of approximately $115.9 million in the prior-year period. Operating loss was approximately $13.1 million during the period compared to operating income of approximately $0.7 million in the third quarter of fiscal 2012. Year-over-year comparability was impacted by:

•	The NASCAR Camping World Truck Series event held at Chicagoland Speedway in the third quarter of fiscal 2012 was held in the fourth quarter of fiscal 2013.

•
During the third quarter of fiscal 2013, the Company expensed approximately $0.9 million, or $0.01 per diluted share, of certain ongoing carrying costs related to its Staten Island property. During the third quarter of fiscal 2012, the Company expensed approximately $1.4 million, or $0.01 per diluted share, of similar costs.

•	During the third quarter of fiscal 2013, the Company recognized $0.5 million in marketing and consulting costs that is included in general and administrative expense related to DAYTONA Rising.

•
Accelerated depreciation of $7.4 million, or $0.10 per diluted share, in the fiscal third quarter of 2013 was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and capacity management initiatives.

•
During the third quarter of fiscal 2013, the Company recognized approximately $8.1 million, or $0.11 per diluted share, of losses associated with asset retirements primarily attributable to the removal of assets not fully depreciated in connection with DAYTONA Rising, capacity management initiatives and other capital improvements. In the third quarter of fiscal 2012, the Company recognized approximately $1.4 million, or $0.02 per diluted share, of losses associated with asset retirements primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements.

Net loss for the third quarter ended August 31, 2013 was approximately $7.9 million, or $0.17 per diluted share, compared to net loss of approximately $1.0 million, or $0.02 per diluted share, in the prior year period. Excluding certain carrying costs related to the Staten Island property, legal judgment, marketing and consulting costs incurred with DAYTONA Rising, accelerated depreciation and losses associated with the retirements of certain other long-lived assets, non-GAAP (defined below) net income for the third quarter of 2013 was $2.3 million, or $0.05 per diluted share. Non-GAAP net income for the fiscal third quarter of 2012 was $0.6 million, or $0.01 per diluted share.

Year-to-Date Comparison
For the nine months ended August 31, 2013, total revenues were $424.0 million, compared to $422.9 million in 2012. Operating income for the nine-month period was $49.2 million compared to $63.6 million in the prior year. Year-over-year comparability was impacted by:

•	The aforementioned NASCAR Camping World Truck Series event held at Chicagoland Speedway in the third quarter of fiscal 2012 was held in the fourth quarter of fiscal 2013.

•
During the nine months ended August 31, 2013, the Company expensed approximately $2.8 million, or $0.04 per diluted share, of certain ongoing carrying costs related to its Staten Island property. During the nine months ended August 31, 2012, the Company expensed approximately $3.1 million, or $0.04 per diluted share, of certain ongoing carrying costs related to its Staten Island property.

•
During the nine months ended August 31, 2013, the Company recognized approximately $0.5 million, or $0.01 per diluted share, related to a judgment following litigation involving certain ancillary facility operations. For the comparable period in 2012, the Company recognized approximately $1.2 million, or $0.02 per diluted share, related to a settlement of litigation involving certain ancillary facility operations.

•
During the nine months ended August 31, 2013, the Company recognized $1.1 million, or $0.01 per diluted share, in marketing and consulting costs that is included in general and administrative expense related to DAYTONA Rising.

•
Accelerated depreciation of $7.4 million, or $0.10 per diluted share, in the fiscal third quarter of 2013 was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and capacity management initiatives.

•
During the nine months ended August 31, 2013, the Company recognized approximately $10.4 million, or $0.13 per diluted share, of losses associated with asset retirements primarily attributable to the removal of assets not fully depreciated in connection with DAYTONA Rising, capacity management initiatives and other capital improvements. During the nine months ended August 31, 2012, the Company recognized approximately $7.1 million, or $0.09 per diluted share, of losses associated with asset retirements primarily attributable to the removal of assets not fully depreciated in connection with certain capital improvements.

•
During the nine months ended August 31, 2012, the Company recognized approximately $9.1 million in expenses, or $0.12 per diluted share, related to the redemption of its remaining $87.0 million principal 5.40 percent Senior Notes.

•	During the nine months ended August 31, 2012, the Company recorded approximately $0.9 million, or $0.01 per diluted share, net gain on the sale of certain assets.
Net income for the nine months ended August 31, 2013 was $28.1 million, or $0.60 per diluted share, compared to a net income of $29.8 million, or $0.64 per diluted share in 2012. Excluding certain carrying costs related to the Staten Island property, legal judgment, marketing and consulting costs incurred with DAYTONA

Rising, accelerated depreciation and losses associated with the retirement of certain other long-lived assets, non-GAAP (defined below) net income for the for the nine months ended August 31, 2013, was $41.5 million, or $0.89 per diluted share. This is compared to non-GAAP net income for the first nine months of 2012 of $41.8 million, or $0.90 per diluted share.
GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles ("non-GAAP") and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
The adjustments for 2012 relate to carrying costs of ISC's Staten Island property, settlement of litigation, losses associated with the retirements of certain other long-lived assets, loss on early redemption of debt, and net gain on sale of certain assets.
The adjustments for 2013 relate to carrying costs of ISC's Staten Island property, legal judgment, marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets and net gain on sale of certain assets.
The Company believes such non-GAAP information is useful and meaningful and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information adjusts for items that are not considered to be reflective of the Company's continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.

	Three Months Ended		Nine Months Ended
	August 31, 2012	August 31, 2013	August 31, 2012	August 31, 2013
		(Unaudited)
	( In Thousands, Except Per Share Amounts )
Net (loss) income	$(1,037)	$(7,866)	$29,842	$28,087
Adjustments, net of tax:
Carrying costs related to Staten Island	825	542	1,864	1,718
Legal settlement/judgment	—	(41)	716	310
DAYTONA Rising project	—	285	—	683
Accelerated depreciation	—	4,511	—	4,511
Losses on asset retirements	858	4,902	4,330	6,297
Loss on early redemption of debt	—	—	5,568	—
Net gain on sale of certain assets	—	(81)	(557)	(82)
Non-GAAP net income	$646	$2,252	$41,763	$41,524
Per share data:
Diluted (loss) earnings per share	$(0.02)	$(0.17)	$0.64	$0.60
Adjustments, net of tax:
Carrying costs related to Staten Island	0.01	0.01	0.04	0.04
Legal settlement/judgment	—	—	0.02	0.01
DAYTONA Rising project	—	—	—	0.01
Accelerated depreciation	—	0.10	—	0.10
Losses on asset retirements	0.02	0.11	0.09	0.13
Loss on early redemption of debt	—	—	0.12	—
Net gain on sale of certain assets	—	—	(0.01)	—
Non-GAAP diluted earnings per share	$0.01	$0.05	$0.90	$0.89
ISC's corporate sales team continues to secure multi-year deals with its corporate partners. Recently it was announced that Richmond International Speedway and Federated Auto Parts entered into an extension of their partnership with a new multi-year contract. The partnership began last year with the inaugural Federated Auto Parts 400, and the extension keeps the Virginia-based auto parts distributor's name on the traditional September NASCAR Sprint Cup Series race. In addition to its contract extension, Federated Auto Parts, which hosts nearly 2,000 guests in hospitality and suites on race weekends, will remain the Official Auto Parts Supplier of Richmond.
From an entitlement perspective, the Company has secured all NASCAR Sprint Cup, Nationwide and Camping World Truck series event entitlements for the year, allowing the sales team to focus its resources on prospecting and growing official status categories. For our 2013 fiscal year, we expect to be within a couple percentage points of our 2013 target, despite ongoing softness in media advertising.
External Growth and Other Initiatives
Capital Spending
The Company competes for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customers' expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.
In June 2013, ISC's board of directors endorsed a capital allocation plan for fiscal 2013 to fiscal 2017 to not exceed $600.0 million in capital expenditures over that period. The five-year capital expenditure plan encompasses all the capital expenditures for ISC's 13 major motorsports facilities, including DAYTONA Rising, as well as any equity commitments to undertake ONE Daytona. Of the endorsed five-year capital expenditure plan, DAYTONA Rising will account for between $375.0 million to $400.0 million of the $600.0 million.
Capital expenditures for projects at existing facilities, including those related to DAYTONA Rising, will be approximately $90.0 million for ISC's 2013 fiscal year. With the majority of the capital expenditures for DAYTONA Rising occurring in fiscal 2014 and 2015, the Company estimates capital expenditures, exclusive of capitalized interest, across all of ISC's existing facilities will be approximately $190.0 million for fiscal 2014 and approximately $180.0 million for fiscal 2015. With a target completion date of DAYTONA Rising in January 2016, capital expenditures will then decrease significantly with an expectation of capital expenditures for projects at all of ISC's existing facilities, exclusive of capitalized interest, to be between $60.0 to $70.0 million in fiscal 2016 and fiscal 2017.
For the nine months ended August 31, 2013, the Company spent approximately $46.9 million on capital expenditures for projects at its existing facilities. In comparison, the Company spent approximately $48.6 million for the nine months ended August 31, 2012, on capital expenditures for projects at its existing facilities.
The Company reviews its capital expenditure program periodically and modifies it as required to meet current business needs.
DAYTONA Rising: Reimagining an American Icon
DAYTONA Rising is the redevelopment of the frontstretch of Daytona International Speedway, ISC's 54-year-old flagship motorsports facility, to enhance the event experience for fans, marketing partners, broadcasters and the motorsports industry.
The Company currently anticipates DAYTONA Rising to cost between $375.0 million to $400.0 million, excluding capitalized interest, which it expects to fund from cash on hand, cash from its operations, and it may use borrowings on its credit facility for a limited period of time.
Total spending incurred for DAYTONA Rising was $29.4 million and $44.4 million, during the three and nine months ended August 31, 2013, respectively. Based on the Company's current expectations of DAYTONA Rising, it has identified existing assets that are expected to be impacted by the redevelopment and that those assets will require accelerated depreciation or losses on asset retirements, totaling approximately $50.0 million over the approximate 26-month project time span. During the three and nine months ended August 31, 2013, the Company recognized accelerated depreciation and non-cash losses on disposal of assets totaling approximately $4.7 million.

Despite the Company not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that the Company capitalizes a portion of the interest on existing outstanding debt during the construction period.  The Company estimates it will record approximately $22.0 million of capitalized interest from fiscal 2014 through fiscal 2016, with roughly half of the capitalized interest will be recorded in fiscal 2015.  In addition ISC’s depreciation expense will increase between $17.0 million to $20.0 million beginning in fiscal 2016 to approximately $90.0 to $105.0 million annually and then decrease due to lower capital spending to approximately $95.0 million beginning in fiscal 2019.
The vision for DAYTONA Rising places an emphasis on enhancing the complete fan experience, beginning with five expanded and redesigned fan entrances, or injectors. Each injector will lead directly to a series of escalators and elevators that will transport fans to any of three different concourse levels, each featuring spacious and strategically-placed social "neighborhoods" along the nearly mile-long frontstretch.
A total of 11 neighborhoods, each measuring the size of a football field, will enable fans to meet and socialize during events without ever missing any on-track action, thanks to dozens of strategically-placed video screens in every neighborhood. The central neighborhood, dubbed the "World Center of Racing," features open sight-lines enabling fans to catch all the on-track action while celebrating the history of Daytona International Speedway and its many unforgettable moments throughout more than 50 years of racing.
Every seat in the Speedway frontstretch will be replaced with wider, more comfortable seating that will provide pristine sight-lines. There will also be more restrooms and concession stands per customer throughout the facility.
The Company expects that by providing its fans with a better experience as well as an expansive platform for its marketing partners, including an elevated hospitality experience, DAYTONA Rising, upon completion in 2016, will provide an immediate incremental lift in Daytona International Speedway's revenues of approximately $20.0 million, and earnings before interest, taxes, depreciation and amortization ("EBITDA”) lift of approximately $15.0 million with a mid-single-digit growth rate. The Company also currently anticipates the project to be accretive to its net income per share within three years of completion.
ONE DAYTONA
In August 2013, ISC entered into a 50/50 joint venture (“Joint Venture”) with Atlanta-based Jacoby Development, Inc. (“Jacoby”) to develop a mixed-use and entertainment destination, named ONE DAYTONA, located adjacent to our 188,000 square foot office building, the International Motorsports Center, on 181 acres the Company owns located directly across from its Daytona motorsports entertainment facility.
The preliminary conceptual designs for the first phase of ONE DAYTONA include 1.1 million square feet of world-class shopping, fine dining, hotel, theater and other entertainment. Bass Pro Shops®, America's most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, have both signed letters of intent to anchor ONE DAYTONA. The Joint Venture is in active discussions with other potential anchor tenants for ONE DAYTONA.

The Company has approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, 2,500 seats in a movie theater, 660 hotel rooms, 1,350 units of residential, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
Final designs are being completed for ONE DAYTONA, and the Joint Venture will incorporate the results of market studies, project costs and financing structures. Assuming favorable results, appropriate leasing considerations and potential local and state support, the Joint Venture expects to move forward with ONE DAYTONA within the next six to 12 months. The Company believes that a mixed-use retail/dining/entertainment development located across from its Daytona motorsports entertainment facility will be a successful project.
Hollywood Casino at Kansas Speedway
The Hollywood Casino at Kansas Speedway, a 50/50 joint venture with Penn National Gaming, Inc., which opened in February 2012, features a 95,000 square-foot casino with 2,000 slot machines and 52 table games, a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options. Penn National Gaming, Inc. is responsible for the operations of the casino.
For the first nine months of the Company's 2013 fiscal year, it has received distributions from the casino totaling approximately $13.5 million. Subsequent to the quarter, the Company received an additional approximate $8.0 million, bringing the total cash distributions for its 2013 fiscal year from the casino to ISC of approximately $21.5 million.
The Company's expectation of its equity income for the year will be approximately $8.5 million. As previously discussed, the casino, in June 2013, received a property tax credit as a result of the casino successfully negotiating a resolution to its property tax appeal. ISC's share of the resolution of the appeal attributable to prior years' property taxes will contribute approximately $1.0 million to its fiscal 2013 estimates.
Return of Capital
The Company has authorized its agent to purchase shares under certain opportunistic parameters, which encompass price, corporate and regulatory requirements, capital availability and other market conditions. ISC did not purchase any shares of its Class A common shares during its fiscal 2013 third quarter. From December 2006 through August 2013, the Company purchased approximately 7.1 million shares.
At the end of fiscal 2013 third quarter, the Company had approximately $61.7 million in remaining capacity on its $330.0 million authorization. On a quarterly basis and pursuant to the trading plan under Rule10b5-1, the Company reviews and adjusts, if necessary, the parameters of its Stock Purchase Plans.
Outlook
ISC reiterates its 2013 total revenue guidance range of $610.0 million to $625.0 million. In addition, the Company is maintaining its fiscal 2013 full year non-GAAP earnings range of $1.35 to $1.55 per diluted share after-tax. Due to continued late ticket buying trends with the potential for inclement weather and its associated impact on ticket sales, as experienced in its fiscal 2013 fourth quarter at Chicagoland, the Company remains more comfortable at the low- to mid-range of the guidance.
ISC's fiscal 2013 non-GAAP earnings per share guidance excludes any accelerated depreciation associated with shortening certain asset service lives and future losses on disposals of certain long-lived assets, which could be recorded as part of capital improvements resulting from removal of assets prior to the end of their actual useful life; any income statement impact attributable to the DAYTONA Rising project; legal judgments/settlements; and, certain carrying costs of its Staten Island property.
In closing, Ms. France Kennedy stated, “Fan engagement is central to growing our sport and is fundamental to NASCAR's Industry Action Plan. Focusing on the event experience will develop a fan's affinity for the sport, and with full and lively grandstands will confirm the sport's credibility and encourage the millions of television viewers to leave the living room and seek the at-track experience.
“To accomplish this, we have been focusing our efforts on strategic initiatives, such as DAYTONA Rising and capacity management initiatives as well as the many other ongoing facility enhancements that are creating a more personal experience for the fans. We see a tremendous opportunity for the Company to grow even stronger as we successfully execute these strategic initiatives.”
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 69156855.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Thursday, October 17, 2013. To access, dial (855) 859-2056 and enter the code 69156855, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing Network, the nation's largest independent sports radio network, and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

# # #

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Nine Months Ended
	August 31, 2012	August 31, 2013	August 31, 2012	August 31, 2013
	(Unaudited)
REVENUES:
Admissions, net	$26,083	$25,393	$95,953	$91,908
Motorsports related	77,979	79,801	284,484	290,452
Food, beverage and merchandise	8,922	8,859	32,691	31,767
Other	2,942	2,993	9,791	9,845
	115,926	117,046	422,919	423,972
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	30,147	30,224	104,254	106,713
Motorsports related	30,020	30,267	86,744	87,458
Food, beverage and merchandise	7,488	6,947	25,355	23,722
General and administrative	26,837	27,451	77,935	79,902
Depreciation and amortization	19,366	27,162	57,992	66,662
Losses on asset retirements	1,372	8,062	7,075	10,355
	115,230	130,113	359,355	374,812
Operating income (loss)	696	(13,067)	63,564	49,160
Interest income	22	19	80	58
Interest expense	(3,714)	(3,765)	(10,055)	(11,606)
Loss on early redemption of debt	—	—	(9,144)	—
Equity in net income from equity investments	868	2,894	1,962	7,145
Other	—	133	916	135
(Loss) income before income taxes	(2,128)	(13,786)	47,323	44,892
Income taxes	(1,091)	(5,920)	17,481	16,805
Net (loss) income	$(1,037)	$(7,866)	$29,842	$28,087

Dividends per share	$—	$—	$0.20	$0.22
(Loss) income per share:
Basic and diluted	$(0.02)	$(0.17)	$0.64	$0.60
Basic weighted average shares outstanding	46,422,879	46,503,220	46,373,280	46,459,022
Diluted weighted average shares outstanding	46,422,879	46,503,220	46,383,313	46,474,960

Comprehensive (loss) income	$(851)	$(7,702)	$30,356	$28,580

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2012	August 31, 2012	August 31, 2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$78,379	$87,428	$163,373
Receivables, less allowance	30,830	36,593	34,218
Inventories	3,020	4,240	3,692
Income taxes receivable	6,202	9,834	28,020
Deferred income taxes	2,029	2,319	2,032
Prepaid expenses and other current assets	7,159	19,165	23,735
Total Current Assets	127,619	159,579	255,070

Property and Equipment, net	1,362,186	1,367,202	1,263,694
Other Assets:
Equity investments	146,378	153,655	140,023
Intangible assets, net	178,649	178,658	178,632
Goodwill	118,791	118,791	118,791
Other	8,118	7,033	72,522
	451,936	458,137	509,968
Total Assets	$1,941,741	$1,984,918	$2,028,732
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,513	$2,293	$2,542
Accounts payable	12,630	25,963	18,416
Deferred income	42,818	81,872	78,945
Income taxes payable	1,507	—	—
Current tax liabilities	434	819	444
Other current liabilities	16,849	15,657	19,083
Total Current Liabilities	76,751	126,604	119,430

Long-Term Debt	274,419	296,410	273,936
Deferred Income Taxes	328,223	323,628	353,442
Long-Term Tax Liabilities	1,790	1,670	2,045
Long-Term Deferred Income	10,455	10,839	9,127
Other Long-Term Liabilities	1,293	1,695	1,876
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	260	260	261
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	200	200
Additional paid-in capital	442,474	442,603	444,188
Retained earnings	811,172	786,436	829,030
Accumulated other comprehensive loss	(5,296)	(5,427)	(4,803)
Total Shareholders’ Equity	1,248,810	1,224,072	1,268,876
Total Liabilities and Shareholders’ Equity	$1,941,741	$1,984,918	$2,028,732

Consolidated Statements of Cash Flows
(In Thousands)

	Nine Months Ended
	August 31, 2012	August 31, 2013
	(Unaudited)
OPERATING ACTIVITIES
Net income	$29,842	$28,087
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,992	66,662
Stock-based compensation	1,346	1,887
Amortization of financing costs	1,221	1,056
Deferred income taxes	8,043	16,684
Income from equity investments	(1,962)	(7,145)
Distribution from equity investee	—	9,000
Loss on asset retirements, non-cash	5,480	6,738
Other, net	(820)	(93)
Changes in operating assets and liabilities:
Receivables, net	(495)	(3,388)
Inventories, prepaid expenses and other assets	(11,908)	(11,369)
Accounts payable and other liabilities	(4,273)	4,426
Deferred income	36,415	34,799
Income taxes	(7,306)	(14,519)
Net cash provided by operating activities	113,575	132,825
INVESTING ACTIVITIES
Capital expenditures	(48,648)	(46,880)
Distribution from equity investee and affiliate	—	4,500
Equity investments and advances to affiliate	(51,556)	—
Proceeds from sale of Staten Island property	—	5,322
Other, net	1,408	142
Net cash used in investing activities	(98,796)	(36,916)
FINANCING ACTIVITIES
Payment under credit facility	(60,000)	—
Proceeds from credit facility	130,000	—
Payment of long-term debt	(87,517)	(505)
Deferred financing fees	(73)	—
Exercise of Class A common stock options	—	78
Cash dividend paid	(9,283)	(10,229)
Reacquisition of previously issued common stock	(10,556)	(259)
Net cash used in financing activities	(37,429)	(10,915)
Net (decrease) increase in cash and cash equivalents	(22,650)	84,994
Cash and cash equivalents at beginning of period	110,078	78,379
Cash and cash equivalents at end of period	$87,428	$163,373